A0572134

State of California

SECRETARY OF STATE

I, *BILL JONES*, Secretary of State of the State of California, hereby certify:

That the attached transcript of 1 page(s) has been compared with the record on file in this office, of which it purports to be a copy, and that it is full, true and correct.

IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California this day of

OCT 1 2001

Bill Jones

Secretary of State

Sec/State Form CE-107 (rev. 9/98)

OSP 01

A0572134

ENDORSED - FILED
in the office of the Secretary of State
of the State of California

OCT 01 2001

BILL JONES, Secretary of State

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION OF STELLAR BIOTECHNOLOGIES, INC.

JOHN McMULLEN and FRANK OAKES certify that:

1. They are the President and Secretary, respectively, of Stellar Biotechnologies, Inc., a California corporation.

2. The text of Article FOUR of the articles of incorporation is amended to read:

> "The Corporation is authorized to issue One Million (1,000,000) shares of Common Stock of one class. Upon amendment of this Article, each outstanding share is split into one hundred (100) shares."

3. The amendment herein set forth has been duly approved by the Board of Directors.

4. The amendment herein set forth has been duly approved by the required vote of the shareholders in accordance with Section 902 of the Corporations Code. The Corporation has only one class of shares and the number of outstanding shares is five thousand one (5,001). The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required to approve the amendment herein set forth was more than fifty percent (50%).

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

Dated: Sept 12, 2001

JOHN McMULLEN

FRANK OAKES

RG19871